EXHIBIT 10.1

                                  AGREEMENT


THIS AGREEMENT is made effective the 1st day of June 2007 by and between Bion Environmental Technologies, Inc. ("Bion") and Craig Scott ("CS").

WHEREAS Bion desires to receive the services of CS upon the terms and conditions set forth in this Agreement;

AND WHEREAS CS desires to provide to Bion the services of CS upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, Bion does hereby agree to engage the services of CS, and (with the express consent of CS as evidenced by his signature below), upon the terms and conditions set forth in the following paragraphs:

     1) The Term of this Agreement shall run from the June 1, 2007 through August 31, 2009 unless Bion elects to terminate the Agreement sooner, provided, however, that termination by Bion before September 1, 2007 shall only be for "cause" as defined below ("Term") during which Term CS shall serve as Bion's Vice President-Capital Markets/Investor Relations on a full-time basis with responsibilities including without limitation investor relations and buy- and sell-side marketing plus other related functions as defined by Bion's President and Board of Directors from time-to-time. CS shall report to Bion's President.

     2)   Compensation during the Term shall be as follows:

          a) Cash compensation from Bion to CS for services provided by CS shall be initially $10,000 per month commencing with the first month of full-time service; Bion's Board will reevaluate the salary of CS after September 1, 2007;

          b) Bion shall grant to CS, in aggregate, 100,000 options pursuant to its 2006 Consolidated Incentive Plan as follows:

               i) 10,000 options exercisable at $3.00 per share, which shall vest on June 1, 2007;

              ii) 10,000 options exercisable at $4.00 per share, which shall vest on September 1, 2007;

             iii) 20,000 options exercisable at $4.50 per share, which shall vest on December 1, 2007;

              iv) 20,000 options exercisable at $5.00 per share, which shall vest on June 1, 2008;

               v) 20,000 options exercisable at $6.00 per share, which shall vest on December 1, 2008;

              vi) 20,000 options exercisable at $7.00 per share, which shall vest on May 31, 2009;

             vii) which options will vest if CS is employed by Bion on the vesting date; and

            viii)  each vested option will be exercisable until May 31, 2012.

          c) After September 1, 2007, Bion and CS will discuss reimbursement to CS for health insurance premiums in a manner consistent with the treatment of other Bion employees who are similarly situated.

          d) CS shall be reimbursed by Bion for all reasonable direct business expenses incurred in the course of his work for Bion on a monthly basis after submittal of expense reports with reasonably detailed accounting to Bion; provided, however, that any travel related expenses and any items in excess of $500 shall be pre-authorized by Bion.

     3) For all purposes of this Agreement, Bion has the right to terminate CS at any date without cause in its sole discretion on 30 days' notice, except that Bion may only terminate CS for cause during the first three
months of this Agreement, with   termination for cause defined to include,
without limitation, any of the events listed below:

          a) CS's indictment or conviction of any criminal act including, without limitation, misappropriation of funds or property of Bion or any other felony criminal act;

          b) CS's misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or substantial neglect of duties; and

          c)   Breach by CS of any material provision of this Agreement.

     4)   CS will abide by the terms and provisions of Bion's
Confidentiality/Proprietary      Information Agreement and further agrees
that, unless expressly waived by Bion in writing, CS will require any and all persons who have access to confidential information of Bion to execute copies of agreements substantially similar to Exhibit A and that notwithstanding any other terms herein; Exhibit A remains in full force and effect; and CS expressly agree that: a) at no time during the Term or during a two (2) year period following the end of the Term (including any extensions thereto) shall CS compete with Bion ; b) All work product, inventions, etc. of CS pursuant to this Agreement shall be the sole property of Bion and CS, as applicable, shall execute such assignments and /or other documents as may be required to fully vest such ownership in Bion; and c) all proprietary information and other information concerning Bion acquired pursuant to the service of CS to Bion shall at all times be and remain the sole property of Bion regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), CS shall return all such proprietary information to Bion on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.)

     5)

          a)   This Agreement shall be binding upon and shall inure to the
benefit of   parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.

          c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f) This Agreement shall constitute the entire agreement between the parties hereto Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                     Bion Environmental Technologies, Inc.



                                     By: /s/ Mark A. Smith
                                         Mark A. Smith



                                     By: /s/ Craig Scott
                                         Craig Scott